Exhibit 99.1

FOR IMMEDIATE RELEASE

November 20, 2007

CenterState Banks of Florida, Inc. Announces

Appointment of John C. Corbett

WINTER HAVEN, FL. – November 20, 2007 – Ernest S. Pinner, President, Chief Executive Officer and Chairman of the Board of CenterState Banks of Florida, Inc. (the “Company”) (NASDAQ SYMBOL: CSFL) announced today that the Board of Directors has appointed John C. Corbett to the newly established position of Executive Vice President effective November 19, 2007.

Mr. Pinner reported that Mr. Corbett will continue in his current position as President and Chief Executive Officer of the Company’s lead bank, CenterState Bank of Florida (Polk County), the largest of the Company’s five subsidiary banks, where he has been at the helm for four years. He has been actively involved with this bank since 1999 when he helped organize and charter the bank. The Company acquired the bank on December 31, 2002.

Previously, Mr. Corbett was with Wachovia Bank for ten years where he started his banking career. During this time he worked with Mr. Pinner, who was also with Wachovia during that time. Mr. Pinner stated, “John Corbett is an experienced banker with exceptional banking knowledge, keen leadership skills and is an active community citizen. John has been a major player in our success thus far and I am very pleased he now will be able to also help with our corporate vision for the future.”

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through five wholly owned subsidiary banks with 37 locations in nine counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Ryan Beck & Co (800-793-7226), Michael Acampora, at Raymond James (800-363-9652), or Eric Lawless, at FIG Partners, LLC (866-344-2657). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

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